BENHAM PRIME FUND
                                YIELD CALCULATION
                                     2/28/98

           Effective Yield:          [(Base Period Return)+1)^365/7]-1

           Base Period Return         =                 0.00099153

           7 Day Effective Yield      =                 5.30%


                              Yield:  = I/B X 365/7

                                   Y  = Yield
                                   I  = total income of hypothetical account
                                        over the seven day period
                                   B  = beginning account value

                                   I  =                 0.00099153
                                   B  =                $1.00

                         7 Day Yield  =                 5.17%